SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 18, 2003

Wells Real Estate Investment Trust, Inc.

(Exact name of registrant as specified in its charter)

Maryland

(State or other jurisdiction of incorporation)

0-25739	58-2328421
(Commission File Number)	(IRS Employer Identification No.)

6200 The Corners Parkway, Suite 250, Norcross, Georgia 30092

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (770) 449-7800

(Former name or former address, if changed since last report)

Item 2. Acquisition of Assets

Boeing Seattle Building

On December 10, 2003, Wells Operating Partnership, L.P. (“Wells OP”), a Delaware limited partnership formed to acquire, own, lease and operate real properties on behalf of the Wells Real Estate Investment Trust, Inc. (the “Registrant”), purchased a five-story office building containing approximately 158,000 aggregate rentable square feet located on an approximately 5.8-acre tract of land at 22833 SE Black Nugget Road in Issaquah, Washington (the “Boeing Seattle Building”) for a purchase price of approximately $30.0 million, plus closing costs. The Boeing Seattle Building was purchased from Opus Northwest, L.L.C., which is not in any way affiliated with the Registrant, Wells OP or Wells Capital, Inc., the advisor (the “Advisor”). Wells OP previously purchased three properties from Opus Northwest, L.L.C. (the Metris Minnetonka Building, the ADIC Buildings, and the Travelers Express Denver Buildings).

The Boeing Seattle Building, which was built in 2001, is entirely leased under a net lease (i.e., operating costs and maintenance costs are paid by the tenant) to The Boeing Company (“Boeing”). Boeing is a large aerospace company with corporate headquarters in Chicago, Illinois. Boeing serves customers in approximately 145 countries and has employees in approximately 70 countries worldwide. Boeing reported a net worth, as of September 30, 2003, of approximately $7.4 billion. The current annual base rent payable under the Boeing lease, which expires in 2006, is approximately $3.8 million. In addition, Boeing has the right, at its option, to extend the initial term of its lease for two additional five-year periods.

Bank of America Orange County Building

On December 18, 2003, Wells Brea I, L.P., a Delaware limited partnership whose general partner is a Delaware limited liability company wholly owned by Wells OP, and whose sole limited partner is Wells OP, purchased a three-story office building containing approximately 638,000 aggregate rentable square feet located on an approximately 30.6-acre tract of land at 275 Valencia Avenue in Brea, California (the “Bank of America Orange County Building”) for a purchase price of $94.0 million, plus closing costs. The Bank of America Orange County Building was purchased from PIC Realty Corporation (“PIC”), along with the 1901 Market Street Philadelphia Building described below. PIC is a wholly owned subsidiary of The Prudential Insurance Company of America (“Prudential”). Neither PIC nor Prudential are in any way affiliated with the Registrant, Wells OP, or the Advisor.

The Bank of America Orange County Building, which was built in 1983, is entirely leased under a net lease to Bank of America N.A. (“BOA”). BOA is a subsidiary of Bank of America Corporation, a bank holding company and financial holding company with corporate headquarters in Charlotte, North Carolina. BOA operates the retail subsidiary banks of Bank of America Corporation, and has full service branches in approximately 21 states and the District of Columbia. The current annual base rent payable under the BOA lease, which expires in 2009, is approximately $7.6 million. Wells Brea I, L.P., as the landlord, has the right, at its option, to extend the initial term of the BOA lease for one additional three-year period. BOA has the right, at its option, to extend the term of the BOA lease for two additional five-year periods. In addition, BOA has a right of first refusal to purchase the Bank of America Orange County Building should Wells Brea I, L.P. decide to sell the Bank of America Orange County Building in the future. Wells OP and the Registrant have various significant lines of credit with BOA.

1901 Market Street Philadelphia Building

On December 18, 2003, Wells 1901 Market Business Trust, a Delaware statutory trust whose sponsor and beneficial owner is the Registrant, purchased all of the membership interest in a Delaware limited liability company (“Wells 1901 Market Street LLC”) which owns a 45-story office building containing approximately 761,000 aggregate rentable square feet located on an approximately 0.8-acre

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tract of land at 1901 Market Street in Philadelphia, Pennsylvania (the “1901 Market Street Philadelphia Building”) for a purchase price of $174.0 million, plus closing costs. The 1901 Market Street Philadelphia Building was purchased from PIC, along with the Bank of America Orange County Building described above. The $174.0 million purchase price included approximately $160.0 million of debt loaned from Wells OP to Wells 1901 Market Street LLC which was used to pay off the existing indebtedness against the 1901 Market Street Philadelphia Building held by Prudential. The promissory note from Wells 1901 Market Street LLC to Wells OP is secured by an assignment of Wells 1901 Market Business Trust’s membership interest in Wells 1901 Market Street LLC.

The 1901 Market Street Philadelphia Building, which was built in 1990, is entirely leased under a net lease to Independence Blue Cross (“Independence”). Independence is a health insurance provider with headquarters in the 1901 Market Street Philadelphia Building. Independence offers products in all market segments, including managed care, traditional indemnity, Medicare and Medicaid. Independence is an independent licensee of the Blue Cross and Blue Shield Association, the national coordinating body for the nationwide federation of independent Blue Cross and Blue Shield corporations. The current annual base rent payable under the Independence lease, which expires in 2023, is approximately $12.9 million. Independence has the right, at its option, to extend the initial term of the Independence lease for four additional five-year periods.

Item 7. Financial Statements and Exhibits

(a) Financial Statements. Since it is impracticable to provide the required financial statements for the Bank of America Orange County Building and the 1901 Market Street Philadelphia Building described above at the time of this filing, and no financial statements (audited or unaudited) are available at this time, the Registrant hereby confirms that the required financial statements will be filed on or before March 2, 2004, by amendment to this Form 8-K, which date is within the 60-day period allowed to file such an amendment.

(b) Pro Forma Financial Information. See Paragraph (a) above.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

WELLS REAL ESTATE INVESTMENT TRUST, INC. (Registrant)

By: /s/ Leo F. Wells, III

        Leo F. Wells, III

        President

Date: December 31, 2003

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